For the fiscal year ended (a) 8/31/95
File number (c) 811-5296

                         SUB-ITEM 77 D

                            EXHIBITS

          Policies with respect to security investment

     On April 11, 1995, the Board of Directors approved an investment policy modification for The High Yield Income Fund, Inc. The change in the investment policies of the Fund removes the Fund's average weighted maturity limitation of between 10 and 20 years and enables the Fund to purchase obligations without regard to average portfolio maturity.




























N-SAR:hyi/ii895.77d